FOR IMMEDIATE RELEASE                                   Contact: Greg Wright
                                                           (210)283-2440

                          TESORO RECEIVES INDEPENDENT
                              VOTES OF CONFIDENCE

  San Antonio, Texas -- March 29, 1996 -- Tesoro Petroleum Corporation (NYSE:TSO) today said it has received strong indications from two major organizations that its improved results and plans for future enhancements are being recognized.

     Institutional Shareholder Services Inc., one of the nation's leading proxy advisors to institutional investors, has issued a report recommending that its clients reject the efforts of a dissident group, led by Kevin Flannery, to replace the current Tesoro board members. In its recently issued report, ISS backs Tesoro's current management and board and their turnaround strategies.

     "Both the board of directors and management team in place have changed dramatically, and we believe management has significantly improved the company's direction and is taking the appropriate steps to improve the company's operating performance," ISS concluded in its analysis.

     In addition, Standard & Poor's this week announced that it has boosted Tesoro's credit outlook to positive from stable, noting management's progress in enhancing the company's core operations, and affirmed the company's corporate credit rating at "B."

     "The outlook revision reflects anticipated successful expansion of exploration and production operations outside of the firm's core Bob West field in Texas, as well as improvements in Alaskan refining and marketing operations," S&P said in its press release.

     "We are pleased to receive the support of these organizations, which recognize Tesoro's success and the strategies we have in place to continue the progress of the past three years," Tesoro President and Chief Executive Officer Bruce Smith said.

     Tesoro Petroleum Corporation is a natural resource company engaged in natural gas exploration and production, petroleum refining and marketing, and marine services.

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